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                                                                 Exhibit (e)(10)

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 1, 2001, by and between The Fortress Group, Inc., a Delaware corporation (the "Company") and George Yeonas ("Employee").

                               PRELIMINARY RECITALS

         A. The Company is engaged in the construction and sale of detached and unattached single family residential homes (the "Business");

         B. Employee has extensive knowledge and a unique understanding of the Business;

         C. The Company desires to employ Employee as its President and Chief Executive Officer, and Employee desires to be employed by the Company as such, all under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Employment.

         1.1 Engagement of Employee. The Company agrees to employ Employee as President and Chief Executive Officer of the Company, and Employee agrees to accept such employment, all in accordance with the terms and conditions of this Agreement, effective January 1, 2001.

         1.2 Duties and Powers. At all times during the Employment Period (as defined herein), the Company agrees that Employee will serve as President and Chief Executive Officer of the Company. Employee shall have such other responsibilities, duties and authorities, and will render such services for the Company and its affiliates as the Board of Directors of the Company (the "Board") shall from time to time reasonably direct. Employee agrees to devote his full time and energies to the affairs of the Company and to carry out his duties and responsibilities faithfully.

         1.3 Employment Period. Employee's employment under this Agreement shall be for a period of two (2) years commencing January 1, 2001 (the "Initial Employment Period"). This Agreement shall automatically renew for successive one-year periods (each one-year period, a "Renewal Period") unless either the Company or Employee, as the case may be, provides written notice at least ninety
(90) days prior to the expiration of any such period, stating its/his desire to terminate this Agreement. The Initial Employment Period and each successive Renewal Period shall be referred to herein together as the "Employment Period". Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to SECTION 4 below.

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         2. Compensation and Benefits.

         2.1 Salary. In consideration of Employee performing his duties under this Agreement during the Employment Period, the Company will pay Employee a base salary at a rate of $425,000 per annum (the "Base Salary"), payable in accordance with the Company's regular payroll practices for salaried employees. The Base Salary may be increased (but not decreased) from time to time during the Employment Period, as determined by the Board in its sole discretion.

         2.2 Bonuses. Employee shall participate in any such executive incentive compensation plan as the Board may adopt during the term of this Agreement.

         2.3 Benefits, Expenses and Qualified Plan. The Company will provide Employee with such benefits as are generally provided from time to time to employee officers of the Company including, without limitation: (a) vacation,
(b) health and insurance benefits, and (c) participation in the Company's qualified pensions plans, subject to Employee's meeting eligibility requirements contained in such plans.

         3. Duty of Loyalty.

         3.1 Confidential Information. Other than in the performance of his duties hereunder, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

         3.2 Non-Competition.

                  (a) Employee hereby agrees that during the Restricted Period, he shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which constructs or sells single-family, detached residential homes in any county in which the Company or its subsidiaries does business (the "Restricted Territory").

                  (b) For purposes of this SECTION 3.2, the Restricted Period shall be a period of two (2) years commencing on January 1, 2001, plus, if this Agreement is extended for any successive one (1) year periods, for that additional period of one (1) year, regardless of whether Employee continues to be employed by the Company during such two-year or one-year period, as applicable; provided, however, that if Employee's employment is terminated pursuant to SECTION 4.3, the Restricted Period shall end on Employee's last day of employment.

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                  (c) The provisions of SECTION 3.2(a) notwithstanding, neither this Agreement nor any of the provisions and recitals contained therein shall prohibit Employee from:

                           (i) acquiring as an investment not more than one (1%)
                  percent of the capital stock of a competing business whose stock is traded on a national securities exchange or over the counter so long as the Employee does not consult with or is not employed by such competitor, or

                           (ii) engaging, as an officer, director, shareholder,
                  owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which develops real estate for:

                           (A) commercial, industrial, or multi-family uses; or

                           (B) single-family residential use, provided the business does not construct or sell single-family residential homes on the developed lots.

         3.3 Non-Solicitation. Employee hereby agrees that during the Restricted Period, he shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, solicit or encourage any employee of the Company to leave the employ of the Company, or to do any act that is disloyal to the Company, is inconsistent with the interests of the Company or violates of any provision of this Agreement or any agreement such employee has with the Company.

         3.4 Remedies. Employee acknowledges and agrees that the restrictions set forth in this Section 3 are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of this Section 3, and that in the event Employee breaches or threatens to breach any of the restrictions, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event Employee breaches or threatens to breach any of the restrictions, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or the threat of such a breach by Employee, including the recovery of any damages which it is able to prove.

         4. Termination and Effect of Termination.

         4.1 Termination by the Company for Cause or Due to Death or Disability. The Company may terminate Employee's employment at any time (i) for Cause or
(ii) due to the Disability of Employee, by giving written notice to Employee, and in addition, Employee's employment shall terminate immediately upon his death. Any termination under (i) or (ii) shall be effective upon the date of service of such notice pursuant to Section 9.6 hereof. Upon termination

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under this Subsection 4.1, Employee shall be entitled only to his accrued Base
Salary, vacation, 401(k) benefits (to the extent provided under the terms of the plan documents and as otherwise required by law) (the "401(k) Benefits"), and the right to continue his coverage under the Company's health insurance plan to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA rights").

         4.2 Termination by Employee without Good Reason. Employee may terminate his employment with the Company at any time without Good Reason, and upon such termination he shall be entitled only to his accrued Base Salary, vacation, 401(k) Benefits, and COBRA rights.

         4.3 Termination by the Company without Cause or by Employee for Good Reason.

                  (a) Subject to payment of Severance Pay as provided below, the Company may terminate Employee's employment without Cause by giving him written notice. Employee may terminate his employment with the Company at any time with Good Reason. IF the Company terminates Employee's employment without Cause, or Employee terminates his employment for Good Reason:

                  (i) Employee shall be entitled to receive an amount equal to two (2) times his Base Salary in effect at the time of the termination and any earned but unpaid bonus(es) (collectively, "Severance Pay"), together with his accrued Base Salary, vacation, 40l(k) Benefits, and COBRA rights; and

                  (ii) The provisions and covenants of SECTION 3.2, above, shall have no effect and shall be void.

                  (b) IF EMPLOYEE'S EMPLOYMENT IS TERMINATED BY THE COMPANY WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON, HIS RIGHT TO RECEIVE SEVERANCE PAY SHALL BE CONDITIONED UPON HIS EXECUTION OF A GENERAL RELEASE IN A FORM SATISFACTORY TO THE COMPANY, AND SUCH PAYMENT SHALL BE HIS EXCLUSIVE REMEDY IN ANY ACTION ARISING OUT OF THE TERMINATION OF HIS EMPLOYMENT. Employee is under no obligation to mitigate, or attempt to mitigate, his damages in order to receive the severance pay. the amount of any payments provided for in this agreement shall not be reduced, offset, or subject to recovery by the company by reason of any compensation earned by Employee as the result of employment by another employer or by self-employment after the Date of Termination.

                  (c) Notwithstanding the foregoing, if the Employee terminates his employment for Good Reason as defined in SECTION 7.5(f), Employee shall be entitled to receive an amount equal to one (1) times his Base Salary in effect at the time of the termination rather than two (2) times his Base Salary.

                  (d) Notice and Opportunity to Cure. It shall be a condition precedent to the Company's right to terminate Employee's employment for Cause and Employee's right to terminate for Good Reason that:

                  (i) the terminating party shall first have given the other party written notice stating with specificity the reason for the termination, and

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                  (ii) if the reason for termination is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the party receiving notice having effectively cured or remedied such reason; provided, however, that this SECTION 4.3(d)(ii) shall not be applicable to SECTION 7.1(b).

         5. Income Tax Treatment. Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under SECTION 2 hereof as ordinary and necessary business expenses for income tax purposes. All payments made to Employee in connection with this Agreement will be subject to required withholding of federal, state, and local income, excise, and employment related taxes. Employee agrees and represents that he will treat all such amounts as taxable to the extent required pursuant to all applicable tax laws and regulations, and should he fail to report and pay such amounts as required, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys' and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

         6. Indemnification. If Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member; employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, he shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Virginia and the Company's by-laws, as the same exist or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith; provided, however, that Employee shall not be entitled to indemnification under this SECTION 6 in the event that the Company reasonably determines in good faith that any acts or omissions by Employee were:

                  (a) in knowing violation of any agreement between Employee and the Company;

                  (b) in bad faith or involving intentional misconduct or a knowing violation of law or that Employee personally gained a financial profit or other advantage to which he was not legally entitled; or

                  (c) for which a court, having jurisdiction in the matter, determines that indemnification is not lawful.

         7. Definitions. For purposes of this Agreement, the following terms have the meanings referred to in this Section:

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         7.1 "Cause" means the occurrence of any of the following:

                  (a) The willful failure by Employee to perform substantially all of his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to him in writing by the Board which identifies with specificity the manner in which Employee has not substantially performed his duties; and

                  (b) Employee's willful dishonesty, willful misconduct, or willful violation of any law, rule, or regulation, the conviction for which would constitute a felony or a crime involving moral turpitude, or both.

         7.2 "Confidential Information" means any information relating to the Business or to any other business or affairs of the Company, including, but not limited to, information relating to financial statements, employees, suppliers, construction, manufacturing and servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by the Company, or any subsidiary of the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee.

         7.3 "Date of Termination" means the date set forth in the written Notice of Termination or, if none, by mutual written agreement of the parties or by the arbitrator in a proceeding as provided in SECTION 8 hereof.

         7.4 "Disability" means Employee's inability to perform his duties with the Company on a full-time basis for one hundred eighty (180) consecutive days by reason of physical or mental incapacity, and his failure to have resumed the full-time performance of his duties within thirty (30) days after Notice of Termination is given by the Company; provided, however, if Employee does not agree with the determination to terminate his employment because of Disability, the question of his disability shall be subject to the certification of a licensed healthcare practitioner agreed upon by the Company and Employee or Employee's personal representative, in the event of his incapacity enter into such agreement. In the absence of an agreement with respect to the selection of a licensed healthcare practitioner, each party shall designate a licensed healthcare practitioner and the doctors shall select a third who shall make a final and binding determination as to Disability.

         7.5 "Good Reason" means any of the following:

                  (a) a diminution in Employee's title or position or the failure to reappoint or elect Employee to his current title and position;

                  (b) the assignment of the Employee to duties a material part of which are not consistent with his current position as a high ranking senior executive employee in the Company; the following examples are illustrative of, but do not constitute the only, assignments that meet the foregoing definition of Good Reason:

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                  (i) Employee's supervisory responsibilities are substantially changed by the re-assignment of persons previously reporting to Employee to an officer or employee of the Company who does not report to Employee;

                  (ii) Employee's duties are restricted to menial or non-essential activities;

                  (iii) Employee's activities are primarily restricted to non-supervisory functions;

                  (c) a reduction by the Company of Employee's Base Salary or any other compensation or benefits provided in Section 2;

                  (d) a purported termination of Employee's employment by the Company which is not effected by a Notice of Termination;

                  (e) following the sale of any portion of the Company's assets during the Employment Period, the Company no longer operates at least one of the following major divisions: (i) Fortress-Florida, Inc., (ii) Fortress Missouri-Construction, LLC, (iii) The Genesee Company, (iv) Wilshire Homes, Inc. or (v) Fortress Galloway, Inc.

                  (f) the Company's requirement that Employee be based at an office that is greater than thirty-five (35) miles from McLean, Virginia, excluding required travel on the business of the Company to an extent substantially consistent with the business travel obligations which he undertook on behalf of the Company prior to the date that Employee gives a Notice of Termination for Good Reason; or

                  (g) any other material breach by the Company of the terms of this Agreement.

         7.6 "Notice of Termination" means any notice of termination, or purported notice of termination, by the Company or by Employee, as required by
Section 4.

         8. ARBITRATION.

         8.1 ALL CLAIMS (INCLUDING CLAIMS PURSUANT TO FEDERAL OR STATE STATUTE(S) OR BY COMMON LAW, BUT EXCLUDING ANY CLAIMS ARISING OUT OF OR RELATING TO EMPLOYEE'S VIOLATION OF SECTION 3), CONTROVERSIES, DIFFERENCES OR DISPUTES BETWEEN COMPANY AND EMPLOYEE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE TERMINATION OF EMPLOYEE'S EMPLOYMENT, SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT AT THE TIME THE PROCEEDING IS COMMENCED.

         8.2 THE ARBITRATION SHALL OCCUR IN NEW YORK, NEW YORK, TO THE EXCLUSION OF ALL OTHER LOCATIONS.


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         8.3 IN PREPARATION FOR THE ARBITRATION HEARING, EACH PARTY MAY UTILIZE
ALL METHODS OF DISCOVERY AUTHORIZED BY THE PROCEDURAL RULES AND STATUTES OF THE STATE OF VIRGINIA AND MAY ENFORCE THE RIGHT TO OBTAIN SUCH DISCOVERY IN THE MANNER PROVIDED BY SAID RULES AND STATUTES AND/OR BY THE ARBITRATION LAWS OF THE STATE OF VIRGINIA.

         8.4 THE ARBITRATOR(S) MUST CONFINE THEIR DETERMINATIONS TO THE EXPRESS PROVISIONS OF THIS AGREEMENT AND CANNOT ADD TO OR SUBTRACT FROM THE TERMS AND CONDITIONS HEREOF.

         8.5 THE ARBITRATOR(S) MAY INCLUDE PROVISIONS FOR THE PAYMENT OF COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES, TO THE PREVAILING PARTY FEES AS PART OF ANY RULING OR AWARD MADE HEREUNDER.

         8.6 THE PARTIES ACKNOWLEDGE THAT ARBITRATION SHALL BE THE SOLE, FINAL, BINDING AND EXCLUSIVE REMEDY OF THE PARTIES WITH RESPECT TO ANY SUCH MATTER FOR WHICH ARBITRATION IS REQUIRED HEREUNDER.

         8.7 AFTER AN AWARD IS RENDERED BY THE ARBITRATOR(S), A JUDGMENT MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

         9. Miscellaneous.

         9.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and all of its Affiliates, successors, transferees, or surviving or continuing entity. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective legal representatives, heirs, successors and assigns, whether so expressed or not.

         9.2 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and all other agreements entered into by the parties hereto on the date hereof set forth the entire understanding of the parties and supersede and Preempt all prior oral or written understandings and agreements, with respect to the subject matter hereof, including but not limited to an employment agreement between the parties dated July 21, 1997.

         9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.


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         9.4 Amendment; Modification; Waiver. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

         9.5 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Virginia, without giving effect to provisions thereof regarding conflict of laws. To the extent that any provision of this Agreement is inconsistent with the laws of the State of Virginia, the parties agree to be governed and abide by the law of the State of Virginia.

         9.6 Notices. All notices, demands or other communications required to be given or delivered hereunder shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses indicated below:

         (a) If to Employee:

                       George Yeonas
                       6428 Divine Street
                       McLean VA 22101

        (b)    If to the Company:

                       The Fortress Group, Inc.
                       1650 Tysons Boulevard, Suite 600
                       McLean, VA 22102
                       Attention: Secretary

               with copies to:

                       Lazard Freres Real Estate Investors LLC
                       30 Rockefeller Plaza, 50th Floor
                       New York, New York 10020
                       Attention: Andrew Zobler and
                       Attention: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) three days after the date of


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mailing if sent by certified or registered mail or (iii) one day after date of delivery to the overnight courier if sent by overnight courier.

         9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same Agreement and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to the other.

         9.8 Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The Preliminary Recitals set forth above are incorporated by reference into this Agreement.

         9.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual interest, and no rule of strict construction will be applied against any party hereto.

         10. ACKNOWLEDGEMENT. Employee represents and acknowledges the following:

                  (d)      he has carefully read this Agreement in its entirety;

                  (e) he understands the terms and conditions contained herein;

                  (f) he has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

                  (g) he is entering into this Agreement knowingly and voluntarily.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       COMPANY:

                                       THE FORTRESS GROUP, INC.


                                       By:
                                           ------------------------------------

                                       Its
                                           ------------------------------------


                                       EMPLOYEE:

                                       ----------------------------------------
                                       George Yeonas


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